                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
               (Amounts in thousands, except per share amounts)

                                                      Three Months
                                                     Ended March 31,
                                                     ---------------
                                                      1997     1996
                                                     ------   ------
PRIMARY

Earnings applicable to common stock                  $1,539   $2,127
                                                     ======   ======
Weighted average shares:
 Average shares outstanding                           6,069    6,581
 Net effect of warrants and dilutive
    stock options based on application
    of treasury stock method using
    average market price                                 54       23
                                                     ------   ------
     Total shares                                     6,123    6,604
                                                     ======   ======
Earnings per share                                   $  .25   $  .32
                                                     ======   ======

FULLY DILUTED

Fully diluted earnings per share are considered equal to primary earnings per share due to immaterial dilution.